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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                   IOMED, INC.


                                    ARTICLE I

        The name of the corporation is Iomed, Inc.

                                   ARTICLE II

        The purposes for which the Corporation is organized are:

        A. To engage in the business of the design, development, manufacture and sale (i) of medical products, and (ii) other devices and products of any nature whatsoever.

        B.      To engage in all other businesses related to the foregoing.

        C. In addition to the foregoing purposes, the Corporation may engage in any and all other lawful acts that, presently or in the future, may legally be performed by a corporation organized under the laws of the State of Utah.

                                   ARTICLE III

        A. Authorized Shares. The corporation is authorized to issue two classes of shares to be designated, respectively, "Common Shares," and "Preferred Shares." The total number of shares the Corporation is authorized to issue is 110,000,000. The authorized number of Common Shares is 100,000,000, and the authorized number of Preferred Shares is 10,000,000. The preferences, limitations and relative rights of each class of shares, and the express grant of authority to the board of directors to amend these articles of incorporation to divide the Preferred Shares into series, to establish and modify the preferences, limitations and relative rights of each Preferred Share, and to otherwise impact the capitalization of the corporation, are set forth below.


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        B.      Common Shares.

                1. Voting Rights. Except as otherwise expressly provided by law or in this Article III, each outstanding Common Share shall be entitled to one vote on each matter to be voted on by the shareholders of the Corporation;

                2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any Preferred Shares, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Shares then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Shares, on a pro rata basis, according to the number of shares of held by them;

                3. Dividends. Dividends may be paid on the outstanding Common Shares as and when declared by the board of directors, out of funds legally available therefor; provided, however, no dividends shall be made with respect to the Common Shares until all preferential dividends required to be paid or set apart for any Preferred Shares have been paid or set apart; and

                4. Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein or in the corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Shares.

        C. Preferred Shares. The board of directors, without shareholder action, may amend the corporation's articles of incorporation, pursuant to the authority granted to the board of directors by the Utah Revised Business Corporation Act, Utah Code Ann. Section16-10a-101 (the "Act"), to do any of the following:

                1. Preferences. Designate and determine, in whole or in part, the preferences, limitations and relative rights of the Preferred Shares, within the limits set forth in the Act;

                2. Series. Create one or more series of Preferred Shares, fix the number of shares of each such series, and designate and determine, in whole or part, the preferences,


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limitations and relative rights of each series of Preferred Shares, within the limits set forth in the Act;

                3. Changes in Rights. Alter or revoke the preferences, limitations and relative rights granted to or imposed upon the Preferred Shares (before the issuance of any Preferred Shares) or upon any wholly unissued series of Preferred Share; and

                4. Increase in Series. Increase or decrease the number of shares constituting any series of Preferred Shares, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of such series then outstanding, or increased above the total number of authorized Preferred Shares available for designation as a part of such series.

                                   ARTICLE IV

        A. Voting Generally. Unless otherwise provided in these Articles of Incorporation, or in the Act, every shareholder entitled to vote shall have the right to vote his shares for the election of the directors of the Corporation, but no shareholder shall have the right to accumulate its votes for the election of the directors.

        B.      Directors.

                1. Number. The number of directors of the Corporation shall be set by the Bylaws, but shall not be less than three or more than ten. The initial board of directors to be elected in 1997 shall be comprised of seven directors.

                2. Classes. The board of directors shall be divided into three groups, Classes One, Two and Three. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class One and if such fraction is two-thirds, one of the extra directors shall be a member of Class One and one of the extra directors shall be a member of Class Two, unless otherwise provided from time to time by resolution adopted by the board of directors.


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               3. Terms. Each director shall serve for three years, until the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class One shall serve for a term ending on the date of the annual meeting in 2000; each initial director in Class Two shall serve for a term ending on the date of the annual meeting in 1999; and each initial director in Class Three shall serve for a term ending on the date of the annual meeting in 1998. The term of each director shall be always subject to the election and qualification of his successor and to his earlier death, resignation or removal.

               4. Removal. Directors of the Corporation may be removed only for cause by the affirmative vote or written consent of the holders of at least two-thirds of the shares of the Corporation entitled to vote thereon.

               5. Vacancies. Any vacancy in the board of directors including a vacancy from an enlargement of the board, shall be filled by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

               6. Allocations of Directors Among Classes. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member, and (ii) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the board of directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the board of directors.

               7. Quorum; Action at Meeting. A majority of the directors at any time in office shall constitute a quorum for the transaction of business. If at any meeting of the directors


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there shall be less than such a quorum, a majority of those present may adjourn the meeting. Every decision made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the board of directors unless a greater number is required by law, by the Bylaws of the Corporation or by these Articles of Incorporation.

                8. Amendments to this Article. The affirmative vote or written consent of the holders of at least two-thirds of the shares of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article IV.


                                    ARTICLE V

        A. Indemnification. The Corporation shall, to the fullest extent permitted by the Act, as the same may be amended and supplemented, indemnify all directors, officers, employees and agents of the Corporation whom it shall have the power to indemnify thereunder from and against any and all of the expenses, liabilities, or other matters referred to therein or covered thereby. The Corporation shall advance expenses to its directors, officers, employees and agents to the full extent permitted by the Act, as the same may be amended or supplemented. Such rights to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation, and shall inure to the benefit of the heirs, executives and administrators of such persons. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of shareholders or of disinterested directors or otherwise. The Corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, employees or agents to the full extent permitted by the Act, as the same may be amended or supplemented.

        B. Limitation of Directors Liability. To the fullest extent permitted by section 841 of the Act or as it may hereafter be amended, or any other applicable law as now in effect, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. No amendment or repeal of this Article V, nor the adoption of any provision in these articles of incorporation


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inconsistent with this Article, shall eliminate or reduce the effect of this
Article, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                   ARTICLE VI

        The names and addresses of the registered agent of the corporation are as follows:

                      Robert C. Delahunty
                      Parsons Behle & Latimer
                      One Utah Center
                      201 South Main Street
                      Suite 1800
                      Salt Lake City, Utah  84145


The undersigned hereby accepts and acknowledges appointment as the registered agent of the Corporation named above and confirms that he meets the requirements of section 501 of the Act.

                                      /s/  ROBERT C. DELAHUNTY
                                      ------------------------------------
                                      Robert C. Delahunty

        The foregoing Amended and Restated Articles of Incorporation of Iomed, Inc. were duly approved by the shareholders of such corporation on October 7, 1997.


                                       /s/ ROBERT J. LOLLINI
                                       ------------------------------
                                       Secretary


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